Exhibit 10.2

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NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (the “Agreement”), dated as of May 26, 2011, is made by and between Skyworks Solutions, Inc., a Delaware corporation (“Buyer”), and Richard K. Williams, an individual residing in the State of California (the “Stockholder”). The Buyer and the Stockholder are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A. The Buyer, PowerCo Acquisition Corp., a Delaware corporation (the “Merger Sub”), and Advanced Analogic Technologies, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated as of May 26, 2011 (the “Merger Agreement”), pursuant to which the Buyer will acquire the Company through a merger of Merger Sub with and into the Company. After giving effect to the Merger, the Company will be a wholly-owned subsidiary of the Buyer (the “Merger”).

B. The Company is engaged, either directly or through subsidiaries, in the business of developing, designing, manufacturing, licensing, marketing, selling and distributing power management semiconductors and related software (the “Business”). (For the purpose of clarity: The Company does not engage in business, applications or software unrelated to power management semiconductors (such as microprocessors, digital memory, discrete sensors and biotech). It also does not engage in devices and circuits used in motor drive.)

C. The parties acknowledge that the relevant market for the Business is worldwide in scope and that intense worldwide competition exists for the products and services of the Business.

D. The Stockholder has a substantial equity interest in the Company and will receive significant cash and stock proceeds and other valuable consideration as a result of the Merger. The Stockholder is a member of the Company’s board of directors, an executive officer of the Company and one of the Company’s key employees, and acknowledges that he has detailed knowledge of competitively sensitive and important Confidential Information and trade secrets of the Company, including information regarding the Company’s plans and relationships with customers, suppliers and others. The Stockholder recognizes the Buyer’s interest, as a purchaser of the Company, in protecting, among other things, the relationships that the Company and its subsidiaries have with customers and suppliers and the goodwill associated with their ongoing business.

E. The Parties agree that it is their mutual desire that the entire goodwill of the Company and its business be transferred to the Buyer as part of the Merger, and they acknowledge that they explicitly considered the value of the goodwill to be transferred in the Merger, and that such goodwill was valued as a component of the consideration to be paid by the Buyer in and for the Merger. The Parties further agree that the Buyer’s failure to receive the entire goodwill contemplated by the Merger would have affected the Buyer’s willingness to enter into the Merger Agreement or reduced the value of the Merger and the Company to the Buyer and the price the Buyer was willing to pay to acquire the Company.

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F. The Stockholder acknowledges and agrees that it is his intention to transfer the goodwill reflected in the capital stock of the Company that he owns and that the Stockholder has a material economic interest in the consummation of the Merger. The Stockholder has considered the effects of this Agreement, considers them reasonable and, in order to induce the Buyer to enter into the Merger Agreement and consummate the Merger, the Stockholder has agreed to enter into and be bound by this Agreement.

Accordingly, the Parties are executing and delivering this Agreement contemporaneously with the execution and delivery of the Merger Agreement, and that the continued effectiveness of this Agreement is a condition to the Buyer’s obligations to consummate the Merger.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Stockholder, for themselves and their successors and assigns, and intending to be legally bound, hereby agree as follows:

AGREEMENTS

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings.

(a) “Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, (including, but not limited to, the ownership of ten percent (10%) or more of the voting securities of the Person), by contract, as trustee or executor or otherwise.

(b) “Company Customer” means (i) any Person to whom or which the Company or any of its subsidiaries is currently selling products or providing services or with whom or which the Company or any of its subsidiaries currently has a signed agreement to sell products or provide services, (ii) any Person to whom or which the Company or any of its subsidiaries sold products, provided services or signed an agreement to sell products or provide services during the twenty-four (24) month period immediately preceding the Effective Time, (iii) any Person to whom or which the Company or any of its subsidiaries has contacted, solicited or provided a proposal for services, or any Person who has contacted or solicited the Company or any of its subsidiaries regarding products or services of the Company or any of its subsidiaries, during the twenty-four (24) month period immediately preceding the Effective Time, (iv) any Person whom the Stockholder knows or has reason to know the Company or any of its subsidiaries currently plans to solicit as a client for its products or services, or future products or services, or (v) any Affiliate of any Person described in clauses (i) through (iv) above.

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(c) “Confidential Information” means any and all confidential and proprietary information pertaining to the Company or any of its subsidiaries, such as proposals, plans, inventions, practices, systems, programs, subscriptions, strategies, formulas, processes, methods, techniques, research, records, suppliers, sources, customer lists, billing information, other forms of business information, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law. The term Confidential Information shall not include any information in the public domain or information that is rightfully in the possession of a third party and is not subject to a confidentiality obligation, provided that such information has not entered the public domain or come into possession of a third party due to the violation of any contractual, fiduciary or other legal obligation of the Stockholder or any other person or entity.

(d) “Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, estate, trust, unincorporated organization, governmental entity or authority (including, but not limited to, any municipal, county or state entity, board, authority, agency or similar organization), or any other entity or organization.

(e) “Restricted Period” means the period from and after the date hereof and continuing until the twenty-four (24) month anniversary of the Effective Time (as such term is defined in the Merger Agreement) of the Merger.

2. Non-Competition. As an inducement for the Buyer to enter into the Merger Agreement and to consummate the Merger, and in connection with the sale of the Stockholder’s equity interest in the Company pursuant to the Merger, the Stockholder agrees that during the Restricted Period, the Stockholder shall not, anywhere in the world, directly or indirectly engage, without the express prior written consent of the Buyer after the date hereof, in any business or activity in competition with the Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Person in competition (or seeking to compete, directly or indirectly) with the Business (a “Competing Business”). Nothing in this Section 2 shall prohibit the Stockholder from (i) acquiring up to two percent (2%) of any class of outstanding equity security of any competing business whose equity securities are regularly traded on a national securities exchange or The Nasdaq Market, (ii) making or holding a passive investment in a venture fund, angel fund, or similar investment vehicle that invests in a competing business representing less than two percent (2%) of the total investment of such venture fund, angel fund, or similar investment or (iii) making or holding a passive investment in a private company engaged in a competing business representing less than two percent (2%) of the total investment of such private company; provided, that if the Stockholder is then an employee of the Buyer, the Company or any of their respective subsidiaries, such investment shall be permitted only if (i) such investment does not interfere with the Stockholder’s duties and obligations to the Buyer, the Company and their respective subsidiaries, as determined in good faith by the Board of Directors of the Company (prior to the Effective Time) or the Buyer (following the Effective Time) in its sole discretion and (ii) such shares shall not constitute more than five percent (5%) of the Stockholder’s net worth.

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3. Non-Solicitation of Employees. During the Restricted Period:

(a) The Stockholder shall not directly or indirectly solicit (or assist, participate in or promote the solicitation of) any individual who is then employed by the Buyer, the Company or any of their respective direct or indirect subsidiaries to leave such employment. The Parties hereto agree that the placing of general advertisements in newspapers, magazines or electronic media, or other communication targeted to a generalized audience, in either case which are not specifically aimed at the Buyer, the Company, or any of their respective direct or indirect subsidiaries shall not, in itself, constitute a breach of this Section 3.

(b) The Stockholder shall not disclose any intent that he may form to terminate his employment with the Buyer, the Company or any of their respective direct or indirect subsidiaries to any employee of the Buyer, the Company or any of their respective subsidiaries prior to the earliest to occur of either the date on which such employment terminates or the date on which the Buyer or the Company provides notice to employees generally of such termination.

(c) If a former employee of the Company or any of its subsidiaries contacts the Stockholder about (i) any business matter involving the Buyer, the Company or any of their respective subsidiaries, or (ii) any matter involving the former employee’s new business (including, but not limited to, prospective employment with such new business), the Stockholder shall inform the former employee that he cannot discuss the matter further.

4. Non-Solicitation of Company Customers. During the Restricted Period:

(a) The Stockholder shall not directly or indirectly solicit, divert or take away, or assist in or attempt to solicit, divert or take away, the business or patronage of any Company Customer.

(b) If a Company Customer contacts the Stockholder concerning the possibility of a discontinuation or reduction of the Company Customer’s business with the Buyer, the Company or any of their respective subsidiaries, the Stockholder shall inform such Company Customer that he cannot discuss the matter further without informing the Buyer and the Company.

(c) The Stockholder shall not disclose any intent that he may form to terminate his employment with the Buyer, the Company or any of their respective subsidiaries to any Company Customer prior to the termination of such employment or the date, if earlier, on which the Buyer or the Company publicly discloses such termination.

5. Confidentiality.

(a) The Stockholder acknowledges that Confidential Information has been and will continue to be of central importance to the business of the Company and its subsidiaries and that disclosure of it to or its use by others could cause substantial loss to the Company and its subsidiaries and, following the Effective Time, to the Buyer and its subsidiaries. Accordingly, from and after the date of this Agreement, the Stockholder shall maintain the confidentiality of all Confidential Information and shall not use or disclose any

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Confidential Information to any Person, for any reason or purpose, except (i) as reasonably required to perform his duties to the Company and its subsidiaries as a director, officer and/or employee thereof (or his duties to the Buyer and its subsidiaries, as the case may be, following the Effective Time), and for their sole benefit, or (ii) as required by law as described in Section 5(c) below.

(b) The obligations contained in Section 5(a) shall not apply to any information which has: (i) become publicly known and made generally available through no wrongful act of the Stockholder or of others who were under confidentiality obligations as to the item or items involved, or (ii) been independently acquired or developed by the Stockholder outside the scope of his duties at the Company and its subsidiaries or any predecessor of the Company.

(c) If the Stockholder becomes legally obligated (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any Confidential Information, the Stockholder shall provide the Buyer and the Company with prompt written notice of such requirement so that the Buyer or the Company, as the case may be, may seek a protective order or other appropriate relief. If a protective order or other remedy is not obtained by the Buyer or the Company, the Stockholder may furnish only that portion of Confidential Information which is required pursuant to the legal process, and (at the Buyer’s or the Company’s expense, as the case may be) shall exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information. If either during or after his employment with the Buyer, the Company or any of their respective subsidiaries, the Stockholder receives a subpoena or other inquiry related to a regulatory, civil or criminal proceeding concerning any matter which may involve the Buyer, the Company or any of their respective subsidiaries, whether or not such matter could result in the Stockholder having to disclose any Confidential Information, the Stockholder shall give prompt notice to the Buyer or the Company, as the case may be, of the subpoena or inquiry and the matter covered thereby and any information which the Stockholder is required to produce in connection therewith.

6. Equitable Remedies. The Buyer and the Stockholder confirm that the restrictions contained in this Agreement are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Buyer and that any breach of any material provision in this Agreement will result in irreparable injury to the Buyer. Therefore, the Stockholder hereby agrees that, in the event of any breach or threatened breach of any material term or condition of this Agreement by the Stockholder, the Buyer’s remedies at law will be inadequate and, in any such event, the Buyer shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable and monetary relief (including attorneys’ fees) in any court of competent jurisdiction, and that if such relief is granted the Buyer shall not be required to post any bond.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall be interpreted and enforced pursuant to the laws of the State of California, without giving any effect to the conflict of laws rules or principles of any jurisdiction.

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7.2 Dispute Resolution; Waiver of Jury Trial.

(a) All disputes, claims or controversies arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of the State of California located in Santa Clara County, California and the United States District Court for the Northern District of California, and each of the Company and the Stockholder hereby waives any objection to the laying of venue in any such court. Notwithstanding the previous sentence and provided both Parties consent, the Parties may, at any time after the inception of a dispute, claim or controversy arising out of or in connection with this Agreement, submit such dispute, claim or controversy to binding arbitration under the rules of the American Arbitration Association in effect at the inception of such dispute, claim or controversy. The Parties shall cooperate fully with each other so that any such dispute, claim or controversy submitted to binding arbitration pursuant to this Section 7.2 may be resolved as expeditiously as possible.

(b) The prevailing Party in a proceeding commenced with respect to any dispute, claim or controversy arising out of or in connection with this Agreement shall be entitled to recover, in addition to any other relief awarded, its reasonable costs and expenses, including attorneys’ and expert witness fees and disbursements, of preparing for and participating in any such proceeding.

(c) The Buyer and the Stockholder each hereby waives the right to trial by jury in all proceedings commenced with respect to any disputes, claims or controversies arising out of or in connection with this Agreement.

(d) STOCKHOLDER HAS READ AND UNDERSTANDS THIS SECTION 7.2 WHICH DISCUSSES THE WAIVER OF STOCKHOLDER’S RIGHT TO A JURY TRIAL. STOCKHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, STOCKHOLDER IS WAIVING HIS RIGHT TO A JURY TRIAL IN ALL DISPUTES, CLAIMS OR CONTROVERSIES RELATING TO ANY ASPECT OF THIS AGREEMENT.

7.3 Amendments. This Agreement may not be changed, amended or modified orally. This Agreement may be changed, amended or modified only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, amendment, modification or discharge may be sought.

7.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the Parties; provided, however, that this Agreement shall not be assignable by the Stockholder. The Stockholder agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

7.5 Waiver. Failure or delay on the part of either Party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. A waiver by one Party of a breach of any promise by the other Party contained herein shall not operate as or be construed to constitute a waiver of any subsequent breach of such promise by such other Party.

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7.6 Headings. The headings of the sections and paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

7.7 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction, for or against either Party, shall be applied. Capitalized terms used in this Agreement without definition shall have the respective meaning ascribed to them in the Merger Agreement.

7.8 Counterparts. This Agreement may be executed in counterparts, none of which need contain the signature of more than one Party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

7.9 Acknowledgement. The Stockholder represents and warrants that (a) he has carefully read and fully understands the terms of this Agreement; (b) he has signed it voluntarily and with full knowledge of its contents, its legal consequences, and the rights and obligations of the Parties; and (c) that the Stockholder has been advised to and has had a reasonable opportunity to review this Agreement and consult with the attorney or other personal counsel of the Stockholder’s choosing before entering into this Agreement. The Stockholder expressly agrees that he has no expectations or understandings contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The Stockholder acknowledges that this Agreement constitutes the entire agreement between the Stockholder and the Company with respect to the subject matter hereof and this Agreement supersedes any and all prior or contemporaneous written or oral agreements, representations, or any other documents or understandings; provided, however, that nothing herein supersedes the Stockholder Agreement of even date herewith to which the Stockholder is a party.

7.10 Effect. This Agreement shall be effective from and after the date first written above upon execution and delivery by the Parties; provided, however, that if the Merger is not consummated and the Merger Agreement is terminated, this Agreement shall automatically terminate concurrently with the termination of the Merger Agreement and shall be of no further force or effect.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Non-Competition, Non-Solicitation and Confidentiality Agreement as of the date first set forth above.

SKYWORKS SOLUTIONS, INC.

By:	/s/ David J. Aldrich
Name:	David J. Aldrich
Title:	President and CEO

SIGNATURE PAGE TO NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Non-Competition, Non-Solicitation and Confidentiality Agreement as of the date first set forth above.

STOCKHOLDER

By:	/s/ Richard K. Williams

SIGNATURE PAGE TO NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT